Exhibit 99.1

DRAFT: FOR REVIEW ONLY. UNDER NON DISCLOSURE UNTIL 1/31/06

For More Information:	For Investors

Dawn Sullivan or Lisa Astor	David K. Waldman
Schwartz Communications	Lippert/Heilshorn & Associates
781-684-0770	(212) 838-3777
oasys@schwartz-pr.com	dwaldman@lhai.com

SUMMUS LAUNCHES OASYSMOBILE.COM, A MOBILE LIFESTYLE PORTAL FOR THE YOUTH MARKET

Web Destination Gives Consumers a Place to Buy, Own and Keep Their Mobile Content beyond the Life of Their Cell Phone

Raleigh, N.C.-January, 31, 2006 -Summus, Inc. (OTCBB: SMMU), a leading provider of premium mobile media content, products and services, today announced the debut of OasysMobile.com, a mobile lifestyle portal that lets consumers buy, own and keep their mobile content beyond the life of their cell phone. The company also announced the changing of its name to Oasys Mobile, Inc., to reflect its increased focus on the distribution of wireless content and services directly to the youth market. The company adopted the name Oasys Mobile for its strong brand appeal and ability to resonate with youth-oriented consumers of the mobile industry.

Designed for young people whose daily lifestyles rely on mobile phones, OasysMobile.com is the first mobile lifestyle portal where consumers can purchase the latest mobile content - including ringtones, games, wallpaper, and more - and safely store it in a virtual “locker” that can be accessed anytime, anywhere. The password-protected lockers provide secure, online storage for mobile content should consumers upgrade their handset, lose or break their phone. The company has research that shows 14-24 year olds go through as many as two to three phones per year. Whether these phones are lost, stolen or upgraded, all of the valuable content is also lost and must be re-purchased.

OasysMobile.com is the culmination of the Company’s long-standing relationships with more than 45 wireless carriers and top consumer content brands. The Oasys Mobile locker is currently approved for launch to customers of Cingular, Sprint PCS and T-Mobile, which together account for more than 118 million mobile subscribers, with more carrier announcements on the way. At launch, OasysMobile.com will support more than 240 handsets from the most popular handset manufacturers.

“Oasys Mobile, Inc. captures the pulse of the mobile industry’s youth market with the launch of OasysMobile.com,” said Gerry Purdy, principal analyst for Mobile Trax, a leading wireless analyst firm. “Teens and college-aged kids are the biggest purchasers of mobile content yet they lack a way to protect their investments. OasysMobile.com is the first portal to address this acute need and give consumers the best of both worlds: leading mobile content from the brands they trust and the ability to manage and keep their content even if they lose or upgrade their phone.”

OasysMobile.com is dedicated to creating an optimal customer experience by offering additional features, including:

•	A la carte mobile content purchases with no subscriptions required.

•	A premium monthly subscription option that gives users access to the virtual locker and significant cost savings on bundled mobile content.

•	A live chat support feature for personal assistance throughout the buying process

•
Solo and multi-player mobile games including Oasys Mobile, Inc’s premium games, such as UNO® Challenge, Texas Hold‘em by Phil Hellmuth and Secrets of Hold’em with Howard Lederer, plus popular games from third-party game providers, including Son of the Mask, SuperDoku, The Mummy and many more.

•	Popular ringtones including tracks from music distributor, The Orchard, college fight songs and thousands of others from third-party providers.

•	Personalized wallpaper including university logos, Sports Illustrated Swimsuit models and other popular images from various partners.

•	Phone book sync, available initially on select handsets, to give users a safe place to store phone contacts.

•	An available WAP interface allowing customers to purchase content and access their locker directly from their cell phone. Customers can access the WAP site at wap.oasysmobile.com.

Future OasysMobile.com features include the ability to store camera phone and digital pictures, text message conversations and blog entries in the virtual locker.

“By partnering with Oasys Mobile, Inc, carriers, developers, media and entertainment companies have access to an exciting new channel to extend their brand, reach new customers and establish new revenue streams,” said Gary Ban, CEO of Oasys Mobile, Inc. “Oasys Mobile has established itself by working with marquee brand partners like Fujifilm, Sports Illustrated, AOL and Mattel to help quickly bring their mobile products to market. OasysMobile.com now lets us offer these products, plus leading content from third parties, directly to consumers through an innovative online service. We look forward to continuing our work with the industry’s leading carriers and content providers to bring the fun, convenience and security of OasysMobile.com to everyone.”

To begin managing your mobile lifestyle today, visit www.oasysmobile.com.

About Oasys Mobile, Inc.
Oasys Mobile, Inc. (formerly Summus, Inc.) is a leading provider of premium mobile media content, products and services distributed through OasysMobile.com and top-tier wireless carriers in the U.S. and abroad.

Oasys Mobile is uniquely positioned to give consumers the ability to manage their mobile lifestyle by delivering a breadth of offerings including OasysMobile.com, a leading-edge mobile lifestyle portal that is changing the way teens and young adults buy, own, and keep their mobile content. Oasys Mobile also develops, publishes and distributes more than 30 branded mobile applications in all major categories, from personalization and games to photo-messaging and entertainment. The Oasys Mobile white label services give carriers and content companies access to an exciting new venue which will extend their mobile offerings off-deck and reach new customers.

Whether it’s OasysMobile.com, the branded mobile products, or the white-label service offering, Oasys Mobile is Wireless Refreshment.

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This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2004, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.